Exhibit (6)(c)

SUBADVISORY AGREEMENT

THIS SUBADVISORY AGREEMENT made as of July 15, 2024 by and between FRANKLIN ADVISERS, INC., a corporation organized and existing under the laws of the State of California (hereinafter called “FAV”), and PUTNAM INVESTMENT MANAGEMENT, LLC, a limited liability company organized and existing under the laws of the State of Delaware (“PIM”).

WHEREAS, FAV and PIM are each registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and engaged in the business of supplying investment management services as an independent contractor; and

WHEREAS, FAV has been retained to render investment advisory services to each of the funds listed on Schedule A hereto (each, a “Fund”), including the Funds that are series of an investment management company registered with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”) as shown on Schedule A; and

WHEREAS, FAV desires to retain PIM to render certain investment advisory and related services to the Fund pursuant to the terms and provisions of this Agreement, and PIM is interested in furnishing said services.

NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

1.   FAV hereby retains PIM and PIM hereby accepts such engagement, to furnish certain investment advisory and related services with respect to certain assets of the Fund, as more fully set forth herein.

(a)  Subject to the overall policies, direction and review of the Fund’s Board of Trustees (the “Board”) and to the instructions and supervision of FAV, PIM will provide certain investment advisory and related services for a portion of the Fund as agreed upon from time to time by FAV and PIM, including:

(i)

managing the investment and reinvestment of that portion of the Fund’s portfolio allocated for investment to it by FAV, if any, from time to time with PIM determining what securities and other property will be purchased, retained or sold with respect to such portion, and placing all purchase and sale orders with respect to such portion;

(ii)

Providing assistance with purchasing and selling securities and other property for the Fund, including the placement of orders with broker-dealers selected by PIM, even if FAV has not delegated investment discretion with respect to such assets;

(iii)	purchasing, holding, making payments and transfers with respect to, and generally dealing in any manner with and in, any derivatives contract, transaction or arrangement,

transaction covered under master securities forward transaction or similar agreement, securities lending or repurchase transaction (in each case whether cleared or uncleared and whether or not exchange-traded) (“Trading Arrangements”) that is permitted for investment by the prospectus and the statement of additional information of the Fund and all necessary or appropriate documentation relating thereto, and in connection with such Trading Arrangements, taking such related actions (including, without limitation, account arrangements, collateral or margin posting, and regulatory reporting and disclosure and executing or causing to be executed any and all required or appropriate documentation with respect thereto), all on such terms and conditions as PIM shall determine;

(iv)

performing research and obtaining and evaluating pertinent economic, statistical, and financial data relevant to the investment strategies and policies of the Fund, as set forth in the Fund’s prospectus and statement of additional information, and sharing such research and data with FAV upon request; and

(v)

voting all proxies solicited by or with respect to issuers of securities in which assets of the Fund may be invested from time to time in accordance with its proxy voting policy in effect from time to time.

The assets with respect to which PIM provides the services set forth in Sections 1(a)(i) through (v) are referred to as the “Sub-Advised Portion.”

(b)  In performing these services, PIM shall adhere to the Fund’s investment goal(s), policies and restrictions as contained in the Fund’s current prospectus and statement of additional information, and in the Agreement and Declaration of Trust and Bylaws of the Fund or Trust, as applicable, and to the investment guidelines most recently established by FAV (all as may be amended from time to time) and shall comply with the provisions of the 1940 Act and the rules and regulations of the SEC thereunder in all material respects and with the provisions of the United States Internal Revenue Code of 1986, as amended, which are applicable to regulated investment companies.

(c)  Unless otherwise instructed by FAV or the Board, and subject to the provisions of this Agreement and to any guidelines or limitations specified from time to time by FAV or by the Board, PIM shall report daily all transactions effected by PIM on behalf of the Fund to FAV and to other entities as reasonably directed by FAV or the Board.

(d)  PIM shall provide the Board at least quarterly, in advance of the regular meetings of the Board, a report of its activities hereunder on behalf of the Fund, in such form and detail as requested by the Board. PIM shall also make one or more of its personnel available to attend such meetings of the Board as the Board may reasonably request.

(e)  In carrying out its duties hereunder, PIM shall comply with all reasonable instructions of the Fund, the Board or FAV in connection therewith.

(f)  Subject to approval by the Board and any necessary approval of the Fund’s shareholders, PIM, at its expense, may select and contract with one or more subadvisers, registered under the Advisers Act, to perform some or all of the services for the Fund for which it is responsible under this Agreement. PIM will compensate any subadviser for its services to the Fund. PIM will evaluate any subadvisers and will make recommendations to the Board about the hiring, termination and replacement of a subadviser. PIM also may terminate the services of any subadviser at any time in its sole discretion, provided that it provides advance notification to the Board, and shall at the time of such termination assume the responsibilities of such subadviser unless and until a successor subadviser is selected and the requisite approval of the Fund’s shareholders, if any is required, is obtained. PIM will continue to have responsibility for all advisory services furnished by any subadviser and will supervise each subadviser in its performance of its duties for the Fund with a view to preventing violations of the federal securities laws.

2.   (a)  Where applicable based on the services it provides pursuant to Section 1 above, PIM shall, in the name of the Fund, place or direct the placement of orders for the execution of portfolio transactions in accordance with the Fund’s policies with respect thereto and as set forth in the Fund’s Registration Statement, as amended from time to time, and under the Securities Act of 1933, as amended (the “1933 Act”), Securities Exchange Act of 1934, as amended (the “1934 Act”), and the 1940 Act. In connection with the placement of orders for the execution of the Sub-Advised Portion’s portfolio transactions, PIM shall create and maintain all necessary brokerage records of the Fund in accordance with all applicable laws, rules and regulations, including but not limited to, records required by Section 31(a) of the 1940 Act. All records shall be the property of the Fund and shall be available for inspection and use by the SEC, the Fund or any person retained by the Fund. Where applicable, such records shall be maintained by PIM for the period and in the place required by Rule 31a-2 under the 1940 Act.

(b)  Where applicable based on the services it provides pursuant to Section 1 above, PIM shall select brokers and dealers for the execution of the Fund’s transactions with respect to the Sub-Advised Portion. In selecting brokers or dealers to execute such orders and subject to any policies and procedures adopted by the Trust’s Board, PIM is expressly authorized to consider the fact that a broker or dealer has furnished statistical, research or other information or services which may enhance PIM’s investment research and portfolio management capability generally. It is further understood in accordance with Section 28(e) of the 1934 Act that PIM may negotiate with and assign to a broker a commission which may exceed the commission which another broker would have charged for effecting the transaction if PIM determines in good faith that the amount of commission charged was reasonable in relation to the value of brokerage and/or research services (as defined in Section 28(e)) provided by such broker, viewed in terms either of the Fund or PIM’s overall responsibilities to PIM’s discretionary accounts.

3.   (a)  PIM shall, unless otherwise expressly provided and authorized, have no authority to act for or represent FAV or the Fund in any way, or in any way be deemed an agent for FAV or the Fund.

(b)  It is understood that the services provided by PIM are not to be deemed exclusive. FAV acknowledges that PIM may have investment responsibilities, or render investment advice to, or perform other investment advisory services, for individuals or entities, including other investment companies registered pursuant to the 1940 Act (“Clients”), which may invest in the same type of securities as the Fund. FAV agrees that PIM may give advice or exercise investment responsibility and take such other action with respect to such Clients which may differ from advice given or the timing or nature of action taken with respect to the Fund.

4.  PIM agrees to use its best efforts in performing the services to be provided by it pursuant to this Agreement.

5.   PIM will treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund and prior, present or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where PIM may be exposed to civil or criminal contempt proceedings for failure to comply when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

6.   (a)  In payment for the investment sub-advisory services to be rendered by PIM under Section 1(a)(i)) hereunder with respect to Putnam Dynamic Asset Allocation Balanced Fund, Putnam Dynamic Asset Allocation Conservative Fund, Putnam Dynamic Asset Allocation Equity Fund, Dynamic Asset Allocation Growth Fund and Putnam VT Global Asset Allocation Fund, FAV shall pay a monthly fee in U.S. dollars to PIM calculated daily at the following annual rate: 0.25% of the average aggregate net asset value of the assets in the Sub-Advised Portion. For the purposes of calculating such fee, the net asset value of the Sub-Advised Portion and the value of the net assets of the Fund shall be determined in the same manner that the Fund uses to compute its net asset value for purposes of pricing purchases and redemptions of its shares, all as set forth more fully in the Fund’s then current prospectus and statement of additional information.

(b)  In payment for the services to be rendered by PIM under Sections 1(a)(ii)-(v), FAV shall pay a monthly fee in U.S. dollars to PIM based on the costs of PIM in providing services to the Fund, which may include a mark-up determined and revised from time-to-time in accordance with the transfer pricing policy of the parties’ parent company (specifically, the global service fee model thereunder) in line with applicable tax/transfer pricing regulations, but not to exceed 15% over such costs.

(c)  If this Agreement is terminated prior to the end of any month, the monthly fee shall be prorated for the portion of any month in which this Agreement is in effect which is not a complete month according to the proportion which the number of calendar days in the month during which the Agreement is in effect bears to the total number of calendar days in the month, and shall be payable within 10 days after the date of termination.

7.   (a)  In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations or duties hereunder on the part of PIM, neither PIM nor any of its directors, officers, employees or affiliates shall be subject to liability to FAV or the Fund or to any shareholder of the Fund for any error of judgment or mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Fund.

(b)  Notwithstanding paragraph 7(a), to the extent that FAV is found by a court of competent jurisdiction, or the SEC or any other regulatory agency, to be liable to the Fund or any shareholder (a “liability”) for any acts undertaken by PIM pursuant to authority delegated as described in Paragraph 1(a), PIM shall indemnify and save FAV and each of its affiliates, officers, directors and employees (each an “Indemnified Party”) harmless from, against, for and in respect of all losses, damages, costs and expenses incurred by an Indemnified Party with respect to such liability, together with all legal and other expenses reasonably incurred by any such Indemnified Party, in connection with such liability.

(c)  No provision of this Agreement shall be construed to protect any director or officer of FAV or PIM from liability in violation of Sections 17(h) or (i) of the 1940 Act.

8.   During the term of this Agreement, PIM will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities (including brokerage commissions, if any) purchased for the Fund. The Fund and FAV will be responsible for all of their respective expenses and liabilities.

9.   This Agreement shall be effective as of the date given above and shall continue in effect for two years. It is renewable annually thereafter so long as such continuance is specifically approved at least annually (i) by a vote of the Board or by the vote of a majority of the outstanding voting securities of the Fund, and (ii) by the vote of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons thereof, cast in person at a meeting called for the purpose of voting on such approval.

10.   This Agreement may be terminated at any time, without payment of any penalty, by the Board or by vote of a majority of the outstanding voting securities of the Fund, upon sixty (60) days’ written notice to FAV and PIM, and by FAV or PIM upon sixty (60) days’ written notice to the other party.

11.   This Agreement shall terminate automatically in the event of any assignment thereof, as defined in the 1940 Act, and upon any termination of the Management Contract between FAV and the Fund.

12.   In compliance with the requirements of Rule 31a-3 under the 1940 Act, PIM hereby agrees that all records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund, or to any third party at the Fund’s direction, any of such records upon the Fund’s request. PIM further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

13.   If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby.

14.   The terms “majority of the outstanding voting securities” of the Fund and “interested persons” shall have the meanings as set forth in the 1940 Act.

15.   This Agreement shall be interpreted in accordance with and governed by the laws of the State of California of the United States of America.

16.   PIM acknowledges that it has received notice of and accepts the limitations of the Trust’s liability as set forth in its Agreement and Declaration of Trust. PIM agrees that the Trust’s obligations hereunder shall be limited to the assets of the Fund, and that PIM shall not seek satisfaction of any such obligation from any shareholders of the Fund nor from any trustee, officer, employee or agent of the Trust.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers.

FRANKLIN ADVISERS, INC.

By:	/s/ Thomas C. Merchant
Thomas C. Merchant
Chief Legal Officer

PUTNAM INVESTMENT MANAGEMENT, LLC

By:	/s/ Stephen J. Tate
Stephen J. Tate
Secretary

Schedule A

(amended as of [  , 2026])

Putnam Diversified Income Trust

Putnam Asset Allocation Funds

-Putnam Dynamic Asset Allocation Balanced Fund

-Putnam Dynamic Asset Allocation Conservative Fund

-Putnam Dynamic Asset Allocation Growth Fund

-Putnam Multi-Asset Income Fund

Putnam ETF Trust

-Franklin California Municipal Income ETF (effective August 1, 2025)

-Franklin Core Plus ETF (effective [  , 2026])

-Franklin Massachusetts Municipal Income ETF (effective August 1, 2025)

-Franklin Minnesota Municipal Income ETF (effective August 1, 2025)

-Franklin Multisector Bond ETF (effective [  , 2026])

-Franklin Municipal High Yield ETF (effective August 1, 2025)

-Franklin Municipal Income ETF (effective August 1, 2025)

-Franklin New Jersey Municipal Income ETF (effective August 1, 2025)

-Franklin New York Municipal Income ETF (effective August 1, 2025)

-Franklin Ohio Municipal Income ETF (effective August 1, 2025)

-Franklin Pennsylvania Municipal Income ETF (effective August 1, 2025)

-Franklin Securitized Income ETF (effective [  , 2026])

-Franklin Short Term Bond ETF (effective [  , 2026])

-Franklin Short-Term Municipal Income ETF (effective August 1, 2025)

-Putnam ESG Core Bond ETF

-Putnam ESG High Yield ETF

-Putnam ESG Ultra Short ETF

Putnam Funds Trust

-Putnam Core Bond Fund

-Putnam Dynamic Asset Allocation Equity Fund

-Putnam Floating Rate Income Fund

-Putnam Mortgage Opportunities Fund

-Putnam Short Duration Bond Fund

-Putnam Short Term Investment Fund

-Putnam Ultra Short Duration Income Fund

-Putnam Ultra Short MAC Series

Putnam Global Income Trust

Putnam High Yield Fund

Putnam Income Fund

Putnam Investment Funds

-Putnam Government Money Market Fund

Putnam Money Market Fund

Putnam Mortgage Securities Fund

Putnam Target Date Funds

-Putnam Retirement Advantage 2030 Fund

-Putnam Retirement Advantage 2035 Fund

-Putnam Retirement Advantage 2040 Fund

-Putnam Retirement Advantage 2045 Fund

-Putnam Retirement Advantage 2050 Fund

-Putnam Retirement Advantage 2055 Fund

-Putnam Retirement Advantage 2060 Fund

-Putnam Retirement Advantage 2065 Fund

-Putnam Retirement Advantage 2070 Fund (effective August 1, 2025)

-Putnam Retirement Advantage Maturity Fund

-Putnam Retirement Advantage Plus 2030 Fund

-Putnam Retirement Advantage Plus 2035 Fund

-Putnam Retirement Advantage Plus 2040 Fund

-Putnam Retirement Advantage Plus 2045 Fund

-Putnam Retirement Advantage Plus 2050 Fund

-Putnam Retirement Advantage Plus 2055 Fund

-Putnam Retirement Advantage Plus 2060 Fund

-Putnam Retirement Advantage Plus 2065 Fund

-Putnam Retirement Advantage Plus 2070 Fund (effective August 1, 2025)

-Putnam Retirement Advantage Plus Maturity Fund

Putnam Tax-Free Income Trust

-Putnam Strategic Intermediate Municipal Fund

Putnam Variable Trust

-Putnam VT Diversified Income Fund

-Putnam VT Global Asset Allocation Fund

-Putnam VT Government Money Market Fund

-Putnam VT High Yield Fund

-Putnam VT Income Fund

-Putnam VT Mortgage Securities Fund

FRANKLIN ADVISERS, INC.

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PUTNAM INVESTMENT MANAGEMENT, LLC

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